Financial Industries Corporation Announces Unaudited 2005 Results

(2005 results may change once audit procedures are concluded)

AUSTIN, Texas--(MARKET WIRE)--Nov. 24, 2006--Financial Industries Corporation (“FIC”) (Pink Sheets: FNIN.PK) today announced unaudited financial results for the year ended Dec. 31, 2005.

For 2005, FIC’s unaudited net loss was $165,000, or $(0.02) per share, on revenues of $106.4 million. This compares to a net loss of $14.3 million, or $(1.46) per share and $23.6 million, or $(2.44) per share, for 2004 and 2003, respectively. Revenues for 2004 and 2003 totaled $102.6 million, and $111.4 million, respectively.

The improvement in operating results for 2005 compared to prior years is largely attributable to lower policyholder benefits and an increase in net realized gains on investments, along with lower operating expenses. The increase in net realized gains on investments was largely due to the company’s sale of its primary real estate holding, River Place Pointe office complex, in June 2005, resulting in a pretax gain of $8.0 million. The company also continued to make substantial reductions in operating expenses as improvements and efficiencies were made in insurance operations along with reductions in auditing, actuarial, accounting, consulting and legal fees.

Michael P. Hydanus, interim president and chief executive officer, said, “We continue to focus on bringing our financial filings current and improving our operational and marketing efforts.”

Internal Controls

As reported in the company’s 2004 Form 10-K filed on Oct. 30, 2006, management identified several material weaknesses and did not maintain effective internal control over financial reporting as of Dec. 31, 2004. These control deficiencies result in more than a remote likelihood that a material error in the annual or interim financial statements will not be prevented or detected.  The audit of the company’s 2005 financial statements is not complete and, therefore, the unaudited 2005 financial information presented herein may differ from the 2005 audited financial statements when ultimately issued.

Transactions Affecting Comparability of Results of Operations

In 2005, FIC’s net loss was affected by the following items:

(1)

Gains were recognized on the sales of River Place Pointe and other real estate totaling $8.7 million. Lease income, which is included in net real estate income, declined approximately $1.2 million in 2005, as compared to 2004, as a result of these sales.

(2)

Significant auditing, actuarial, accounting, consulting, and legal fees continued to be incurred in 2005, although reduced from the level of 2004, as a result of the audit of the company’s financial accounts and resulting restatement of prior years’ consolidated financial statements included in its 2004 Form 10-K filing, along with various litigation matters continuing into 2005. These fees totaled $7.3 million in 2005, reflecting a $1.4 million decrease from 2004.

(3)	Reductions of $7.1 million were noted in policyholder benefits and expenses, as compared to 2004. These were primarily attributable to lower death benefits and policy surrenders.

(4)	Interest expense on contractholder deposit funds continues to decline totaling $22.1 million in 2005 compared to $23.2 million and $25.8 million in 2004 and 2003, respectively.

In 2004, FIC’s net loss was affected by the following items:

(1)

Significant auditing, actuarial, accounting, consulting, and legal fees were incurred in 2004, much of which was associated with the internal review of the company’s financial accounts and resulting restatement of prior years’ consolidated financial statements as reported in its 2003 Form 10-K filing.  The total for all these expenses and fees, much of which related to the internal review, restatement and litigation matters, was approximately $8.7 million for 2004. Comparative expenses and fees for 2003 totaled approximately $5.1 million.

(2)	Excess of cost over net assets acquired, or goodwill, totaling $752,000 was written off as an operating expense in 2004 as a result of the company’s annual impairment analysis of such asset.

(3)

The valuation allowance related to the realization of deferred tax assets from continuing operations was increased by $3.3 million, based on available evidence that it is more likely than not that portions of such assets will not be realized.

In 2003, FIC’s net loss was affected by the following items:

(1)

$5.2 million in charges related to other than temporary impairment of securities. This adjustment resulted from an analysis of the investment portfolio that was made by the company in connection with their regular and periodic analysis.

(2)

a loss from discontinued operations of $6.1 million on the sale of the New Era companies. (The company acquired a group of entities in June 2003, collectively referred to as the New Era companies, which provided a variety of services related to benefit programs of secondary school systems.)

(3)

$2.9 million of expense related to the settlement of the litigation between FIC and Roy F. Mitte (the former chairman and chief executive officer of the company) and the Roy F. and Joann Cole Mitte Foundation.

(4)

$1.6 million paid in investment banking fees for strategic business plan reviews and in legal fees and other expenses for proxy matters and litigation related to the 2003 annual meeting of shareholders.

(5)	$1.1 million for payments made to Jeffrey Demgen, Eugene E. Payne and George Wise pursuant to their employment agreements in connection with the termination of their employment by the company.

(6)	$0.4 million paid to William P. Tedrow in connection with the New Era acquisition in June 2003.

(7)	$2.0 million of expenses for the estimated loss for the rental and operation of a leased office building through December 2005.

(8)	$3.6 million increase in the valuation allowance related to the realization of deferred tax assets from continuing operations.

The above described items need to be taken into consideration in drawing comparisons between the operating results in 2005 and other periods.

Financial Industries Corporation and Subsidiaries
Financial Highlights
(In thousands, except per share information)
(These 2005 results may change once audit procedures are concluded.)

	Year Ended December 31,
	2005
	(unaudited)	2004	2003
Statement of Operations Information:
Revenues:
Premiums, net	$ 23,101	$ 23,283	$ 31,057
Earned insurance charges	40,021	41,809	40,316
Net investment income	31,147	30,703	35,346
Real estate income, net	575	1,808	2,367
Net realized gains (losses) on investments	8,857	2,783	(403)
Other	2,714	2,226	2,714
Total revenues	106,415	102,612	111,397

Benefits and expenses:
Policyholder benefits and expenses	40,422	47,510	47,414
Interest expense on contractholder deposit funds	22,132	23,156	25,814
Amortization of deferred policy acquisition costs	9,995	10,479	9,774
Amortization of present value of future profits of acquired business	2,711	3,198	4,464
Operating expenses	30,120	34,176	41,492
Litigation settlement	-	-	2,915
Interest expense	1,147	864	485
Total benefits and expenses	106,527	119,383	132,358

Loss from continuing operations before federal income taxes
and cumulative effect of change in accounting principle	(112)	(16,771)	(20,961)
Provision (benefit) for federal income taxes	53	(2,204)	(3,511)

Loss from continuing operations before discontinued operations
and cumulative effect of change in accounting principle	(165)	(14,567)	(17,450)
Discontinued operations	-	-	(6,133)
Cumulative effect of change in accounting principle	-	229	-

Net loss	$ (165)	$ (14,338)	$ (23,583)

Earnings per Share Information:
Net loss per share (based on weighted average common shares
of 9,821 shares, 9,796 shares, and 9,667 shares, respectively)
Basic and diluted loss from continuing operations per share	$ (0.02)	$ (1.48)	$ (1.81)
Basic and diluted net loss per share	$ (0.02)	$ (1.46)	$ (2.44)

December 31,
2005
	(unaudited)	2004	2003
Balance Sheet Information:
Cash and invested assets	$ 707,211	$ 740,296	$ 771,200
Separate account assets	$ 342,911	$ 359,876	$ 358,271
Total assets	$ 1,175,422	$ 1,240,757	$ 1,286,044
Long-term obligations	$ 15,000	$ 15,000	$ 15,000
Total liabilities	$ 1,093,351	$ 1,153,214	$ 1,181,735
Total shareholders’ equity	$ 82,071	$ 87,543	$ 104,309

Additional Information; Cautionary Statements

Except for historical factual information set forth in this press release, the statements and other information contained herein relating to trends in our operations and financial results, the markets for our products, future results, the future development of our business, and the contingencies and uncertainties to which we may be subject, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. In addition, FIC, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such statements are made based upon management’s current expectations and beliefs concerning financial results and economic conditions and are subject to known and unknown risks, uncertainties and other factors contemplated by the forward-looking statements. These factors include, among other things: (1) general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect the ability of FIC to sell its products, the market value of FIC’s investments and the lapse rate and profitability of policies; (2) FIC’s ability to achieve anticipated levels of operational efficiencies and cost-saving initiatives; (3) customer response to new products, distribution channels and marketing initiatives; (4) mortality, morbidity and other factors that may affect the profitability of FIC’s insurance products; (5) FIC’s ability to develop and maintain effective risk management policies and procedures and to maintain adequate reserves for future policy benefits and claims; (6) changes in the federal income tax laws and regulations that may affect the relative tax advantages of some of FIC’s products; (7) increasing competition in the sale of insurance products; (8) the effect of regulation and regulatory changes or actions, including those relating to regulation of insurance products and insurance companies; (9) ratings assigned to FIC’s insurance subsidiaries by independent rating organizations such as A.M. Best Company, which FIC believes are particularly important to the sale of accumulation-type products; (10) the performance of our investment portfolios; (11) the effect of changes in standards of accounting; (12) the effects and results of litigation; (13) business risks and factors, and (14) other factors discussed in the company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. There can be no assurance that other factors not currently anticipated by management will not also materially and adversely affect our results of operations. Each forward-looking statement speaks only as of the date of the particular statement and the company undertakes no obligation to update or revise any forward-looking statement. For more discussion of important risk factors that may materially affect FIC, please see the discussion of risk factors contained in FIC’s 2004 annual report on Form 10-K, on file with the SEC.

FIC, through its various subsidiaries, markets and underwrites individual life insurance products. For more information on FIC, go to http://www.ficgroup.com on the Internet.

Contact Information:

Financial Industries Corporation

Shannon Coffin

Phone: 512-404-5128

E-mail: ir@ficgroup.com

SOURCE: Financial Industries Corporation